Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

CASCADE FINANCIAL SECOND QUARTER NET INCOME GREW 20% TO RECORD $4.0 MILLION
EARNINGS PER SHARE INCREASED 19%

Everett, WA – July 24, 2007 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported that it increased net income 20% in the second quarter of 2007, compared to the second quarter of 2006.  Revenues (net interest income plus other income) increased 14% from a year ago, while loan and deposit generation remained strong.  Cascade earned $4.0 million, or $0.32 per diluted share in the quarter ended June 30, compared to $3.3 million, or $0.27 per diluted share, in the second quarter of 2006.  For the first six months of 2007, net income grew 19% to $7.7 million, or $0.63 per diluted share, compared to $6.5 million, or $0.53 per diluted share, in the first half of 2006.

“A number of factors contributed to our record profits in both the second quarter and first half of 2007, but they can be summed up as the successful execution of banking fundamentals,” stated Carol K. Nelson, President and CEO.  “We are gathering low-cost deposits through our High Performance Checking Program and using those funds to underwrite high-quality loans.  We have maintained excellent credit quality and our net interest margin has shown improvement for both the quarter and six months ended June 30, 2007.”

“Growth in the local economy and real estate market, although moderating, remains strong, and loan demand has followed suit.  Despite some large loan payoffs during the quarter, we generated 7% loan growth over the past twelve months.  A 19% increase in personal checking account balances over the past twelve months has helped mitigate the impact of very competitive markets and a flat yield curve,” added Nelson.

2Q07 Financial Highlights:  (Compared to 2Q06)

•	Net income grew 20%.

•	Earnings per diluted share increased 19%.

•	Checking account balances grew 12%.

•	Core commercial loan portfolio (construction, business and commercial real estate) increased 13% to $887 million.

•	Loan originations increased 44% to $166 million.

•	Total loans increased 7% to $1.0 billion.

•	Credit quality remained very strong:

•	Nonperforming assets were 0.07% of total assets at quarter-end.

•	Net charge-offs were only 0.01% of total loans.

Balance Sheet Management

Total loan originations were $166 million in the second quarter of 2007, a 44% increase compared to $115 million in the second quarter of 2006.  For the first six months of 2007, new loan originations totaled $306 million, a 30% increase over $235 million in the first half of 2006.

Strong refinance activity driven by aggressive competitive pressures resulted in total loans outstanding down by $21 million as of June 30, 2007, compared to March 31, 2007, but up $63 million on a year-over-year basis, to $1.02 billion at the end of June.  As of June 30, 2007, total loans were up 7% for the 12 month period.  Without a $34.1 million commercial real estate loan sale in the fourth quarter of 2006, total loans would have increased by 10% year-over-year.

Cascade’s construction loans outstanding increased to $323 million, a 51% increase over the last year, and business loans grew 4% over the same period to $453 million.  Commercial real estate loans decreased by 21% to $111 million and multifamily loans decreased 68% to $12.7 million, reflecting the loan sale in the fourth quarter of 2006 and a prepayment of $12 million in the second quarter of 2007.  Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, decreased by 8% to $120 million.

“We continue to offer retail loans to enhance relationships with our customers, but have not emphasized that business.  Cascade has not been active in sub-prime residential real estate lending,” said Johnson.

“The pricing on multifamily and some commercial real estate loans has gotten so competitive in many cases that these loans have become unattractive,” added Johnson.  “We have focused on growing business and construction lending where we can add value to the borrower and still generate adequate margins despite the competition.”

Core commercial loans, which include business, construction, and commercial real estate, increased 13% to $887 million at quarter-end, from $786 million at the end of June 2006.  These loans now account for 87% of total loans, compared to 82% of total loans at June 30, 2006.
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Cascade Financial - 2Q07 Results
July 24, 2007

The following table shows loans in each category:

LOANS ($ in 000s)	June 30, 2007		March 31, 2007		June 30, 2006
Business	$453,186	44%	$456,234	44%	$433,679	45%
R/E construction	323,417	32%	314,613	30%	213,614	22%
Commercial R/E	110,561	11%	117,524	11%	139,178	15%
Multifamily	12,727	1%	29,646	3%	40,007	4%
Retail	120,212	12%	122,944	12%	131,040	14%
Total loans	$1,020,103	100%	$1,040,961	100%	$957,518	100%

Total assets increased 4% to $1.34 billion at quarter-end compared to $1.29 billion a year earlier.  The investment portfolio (which includes all securities held including Federal Home Loan Bank stock) decreased to $217 million compared to $246 million a year earlier, as the proceeds from maturing investments were used to pay down wholesale borrowings.

Total deposits increased 6% to $898 million at the end of June 2007, compared to $846 million a year earlier.  “Our High Performance Checking (HPC) program for personal accounts has helped build transaction accounts and decreased our dependence on costly time deposits,” Nelson said.  “At the end of March 2005, just before the launch of our HPC program, total deposits were $782 million, 60% of which were CDs.  Since that time, total deposits have grown to $898 million, while CDs have decreased to just over half of total deposits.  While we still have room for improvement, I anticipate that the addition of our new Business HPC program, launched in January 2007, should help us continue to improve our funding mix.”

Cascade opened over 4,000 new personal and business checking accounts year-to-date, an increase of 10% year-over-year, primarily reflecting the success of HPC targeting retail and business accounts.  Personal checking balances have grown by 19% and business checking balances have increased by 8% over the past year.  Savings and money market account balances have grown by 13% over the past year, reflecting a focus on generating accounts from local governments.

DEPOSITS ($ in 000s)	June 30, 2007		March 31, 2007		June 30, 2006
Personal checking accounts	$61,125	7%	$59,475	7%	$51,330	6%
Business checking accounts	77,810	9%	75,440	8%	72,350	9%
Savings and MMDA	301,923	33%	292,726	33%	268,321	32%
CDs	457,050	51%	461,032	52%	453,710	53%
Total deposits	$897,908	100%	$888,673	100%	$845,711	100%

Stockholders’ equity increased 7% to $116 million, compared to $109 million at the end of June 2006.  Book value per share grew to $9.63 at quarter-end, from $8.99 a year ago.  Tangible book value was $7.52 per share at the end of the quarter, compared to $6.83 a year earlier.  Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital ratio of 9.01%.  During the quarter, the Company repurchased approximately 125,000 shares, or approximately 1% of Cascade Financial stock under its approved buyback program at an average price of $16.41 per share.

Asset Quality

The Corporation’s asset quality remained excellent.  Nonperforming loans (NPLs) were $955,000 at the end of the second quarter compared to $953,000 at the end of the preceding quarter and $392,000 at the end of the second quarter of 2006.  NPLs represented 0.09% of total loans at quarter-end, compared to 0.09% three months earlier and 0.04% a year earlier.  Cascade had no other real estate owned.  Of nonperforming loans, $806,000 were business loans and $149,000 installment loans.  Nonperforming assets were 0.07% of total assets, compared to 0.07% at the end of the preceding quarter, and 0.03% a year ago.  Net charge-offs (NCOs) were $75,000 in the quarter, or less than 0.01% of total loans, compared to $68,000 in the March 2007 quarter and $71,000 in the second quarter a year ago.  The majority of the charge-offs continue to be closed checking accounts and credit card losses.

“We are maintaining a close eye on credit trends and delinquencies and have not detected any trends that would cause us substantial concern about credit quality,” Nelson added.

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Cascade Financial - 2Q07 Results
July 24, 2007

During the second quarter, the provision for loan losses was $250,000, exceeding NCOs.  The allowance for loan losses was $11.3 million at quarter-end, equal to 1.11% of total loans, including allowance for off-balance sheet loan commitments, and well in excess of nonperforming loans.

Operating Results

The record quarterly net income was driven by an increase in net interest income which increased by 13% to $11.0 million, compared to $9.7 million for the second quarter of 2006.  Other income increased 17% to $1.8 million for the quarter, compared to $1.6 million in the second quarter a year ago, including the net fair value gain of approximately $138,000.  Without that gain, other income increased 8%, primarily due to an increase in checking fees.  “These fees increased 10% from the previous quarter and 11% from the second quarter last year,” Nelson said.

Year-to-date, net interest income increased 11% to $21.3 million compared to $19.2 million in the first half of 2006.  Other income increased 34% to $3.9 million for the first half of 2007 compared to $2.9 million in the first half of 2006, including the FAS 159 gain of approximately $653,000.  Without the FAS 159 gain, other income increased 12%, primarily due to the 13% increase in checking fees.

Total other expenses were up 8% to $6.5 million in the second quarter of 2007, compared to $6.0 million in the same quarter last year.  Year-to-date, total other expenses increased 9% to $13.0 million compared to $11.9 million in the first half of 2006.  The rise in total other expenses was primarily related to a $446,000 increase in compensation expense in the first half of 2007 and the opening of a new branch in June.

Net Interest Margin & Interest Rate Risk

“Despite continued aggressive competition for both loans and deposits, our margin expanded 13 basis points to 3.37% compared to the second quarter of 2006, and was up 11 basis points from the first quarter of 2007,” Johnson said.  “Our yield on loans increased 15 basis points from the prior quarter and 59 basis points from the same quarter in 2006, aided by the growth in our loans tied to the prime rate and the recognition of deferred loan fees associated with prepayments.  Our deposit costs increased 8 basis points from the prior quarter and 69 basis points compared to last year.  Our FAS 159 transactions also allowed us to increase the yield on our investment portfolio and lower our advances costs.”  The net interest margin was 3.37% in the second quarter, compared to 3.26% in the preceding quarter and 3.24% in the same quarter last year.  For the first six months of 2007, the net interest margin was 3.32% compared to 3.27% in the first half of 2006.

	2Q07	1Q07	4Q06	3Q06	2Q06	1Q06	4Q05	3Q05	2Q05
Asset yield	7.30%	7.17%	7.03%	6.95%	6.76%	6.53%	6.41%	6.33%	6.17%
Liability cost	4.39%	4.38%	4.26%	4.15%	3.94%	3.60%	3.50%	3.28%	3.11%

Spread	2.91%	2.79%	2.77%	2.80%	2.82%	2.93%	2.91%	3.05%	3.06%
Margin	3.37%	3.26%	3.23%	3.24%	3.24%	3.31%	3.29%	3.41%	3.38%

“Our interest rate risk models generally show that we still have only moderate exposure to interest rate moves in either direction,” Johnson said.  “Our steps to improve our margin, primarily generating checking accounts and growing our prime based loan portfolio, also help us mitigate our interest rate risk.”

Performance Measures

Cascade’s return on GAAP equity (ROE) was 13.8% in the quarter, compared to 12.4% a year earlier. Year-to-date, ROE was 13.5% compared to 12.2% in the first half of 2006.  Return on tangible equity (ROTE) was 17.6% for the second quarter of 2007, compared to 16.4% a year ago.  For the first six months of 2007, ROTE was 17.3% compared to 16.2% in the first six months of 2006.  Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares and believes that it provides a more consistent comparison with pre-merger performance.  Return on average assets (ROA) was 1.15% for the quarter versus 1.05% for the same quarter in 2006.  For the first half of 2007, ROA was 1.14% versus 1.05% in the first half of 2006.  The efficiency ratio improved to 51.1% in the second quarter of 2007, versus 53.6% in the same quarter a year ago, and 51.6% for the first half of the year compared to 53.9% in the same period a year earlier as revenue growth exceeded the increase in other expense.

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Cascade Financial - 2Q07 Results
July 24, 2007

FAS 159 and Other Adjustments

“With the implementation of FAS 159, there was a cross-current on special gains and losses.  The strength of core earnings (1) can be seen by subtracting non-recurring gains and adding back special charges to GAAP earnings,” stated Lars Johnson, Chief Financial Officer.

			Three Month		One Year
($ in 000s)	2Q07	1Q07	Change	2Q06	Change
GAAP Net income	$3,983	$3,765	6%	$3,327	20%
Adjustments
Loss (gain) on swap	53	(57)		-
Fair value gain on CCTI	(164)	(37)		-
Fair value loss (gain) on securities HFT	26	(491)		-
Loss on securities HFT	482	-		-
(Gain) on sale of securities AFS	(23)	-		-
Loss (gain) on FHLB advances HFT	(623)	70		-
Plus: FHLB advance prepayment fee	54	-		-
Net tax effect	66	170		-
Net impact	(129)	(345)		-
	$3,854	$3,420	13%	$3,327	16%

(1)Cascade defines core earnings as net income excluding certain non-core items that fluctuate significantly or occur infrequently.  These non-core items include significant infrequent gains, losses or expenses that are not reflective of continuing operations. Core earnings is a non-GAAP financial measure.

In April 2007, Cascade early adopted FAS 159 effective January 1, 2007, marking designated investment securities, FHLB advances, an interest rate swap and Trust Preferred Securities to fair value.  The FAS 159 gain represented approximately $0.01 per diluted share in after-tax earnings in the second quarter and $0.04 per diluted share in after-tax earnings year-to-date.

In April 2007, the Audit and Finance Committee of the Board approved the early adoption of FAS 159 and FAS 157, which allowed companies the opportunity to designate specific assets and liabilities for fair value accounting. For those that adopted the standard early, any initial fair value adjustments between book and fair value were made through beginning retained earnings rather than through earnings. The changes in fair value between January 1, 2007, and March 31, 2007, of designated assets and liabilities were recognized in quarterly earnings for 1Q07.

To reduce the potential volatility in earnings, enhance liquidity, streamline accounting, improve net interest margin and reduce interest rate risk exposure, Cascade Financial Corporation opted to adopt FAS 159 and FAS 157 early.  As a result of this decision, the Bank made the following elections relative to its assets and liabilities:

1.
Apply fair value accounting to a $10 million interest rate swap that was hedging a long term CD.  This hedge had been previously accounted for using the short cut method of measuring effectiveness under FAS 133.

2.	Apply fair value accounting to $45 million in FHLB advances with an average coupon of 5.83%.

3.	Re-designate $70 million of par value investment securities as held-for-trading with an average yield of 4.22%.

4.	Apply fair value accounting to trust preferred securities issued by Cascade Capital Trust I (CCTI).

Subsequent to the adoption of FAS 159, the Company took the following steps:

1.	Terminated the interest rate swap hedging our CD issuance.

2.	Apply fair value to the $45 million of FHLB advances that had been designated as held-for-trading, and repaid those $45 million in FHLB advances.

3.	Sold the $70 million of investment securities that had been designated as held-for-trading.

4.	Replaced the securities sold in #3 with $64.5 million of securities that we also designated as held-for-trading.

As of June 30, 2007, $18 million of the $64.5 million in securities designated as held-for-trading had matured and the proceeds used to retire wholesale borrowings.  The remaining $46.5 million had a fair value loss of $26,000, which was recognized in 2Q07 net income.

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Cascade Financial - 2Q07 Results
July 24, 2007

Through the application of FAS 159, the Company established a fair value of Cascade Capital Trust I of approximately 117 or $11.7 million on a $10 million par amount, which is due to the 11% coupon and the 5.5% call premium when the security is callable on March 1, 2010.  As of June 30, 2007, the fair value of CCTI was determined to be $11.5 million.  The $164,000 reduction in the fair value of this liability was recognized as a gain in the Company’s 2Q07 net income.

Shoreline Branch Opening

In a continuing effort to build our franchise and delivery network, on June 20, 2007, Cascade Bank opened its 20th branch in Shoreline, Washington.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, July 25, at 11:00 a.m. PDT (2:00 p.m. EDT).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (303) 262-2139 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11091473#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 20 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

In June 2007, Cascade was ranked #44 on the Seattle Times’ Northwest 100, list of public companies.  In September 2006, US Banker magazine named President and CEO Carol Nelson one of 25 Women to Watch in the industry.  Ryan Beck & Co. ranked CASB #56 on its list of top performing bank stocks nationally, based on a five-year total return.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include core earnings, return on tangible equity, tangible book value per share and tangible capital to asset ratio.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included elsewhere in this release.

For 2006 and the most recent quarter, Cascade has identified gains and losses on sales of loans and securities, interest rate swap termination costs, technology conversion and stock option expenses (net of related tax effects) and “tangible equity” which excludes intangible assets, as non-core in the computation of core earnings.  Cascade views these charges as infrequent and not specifically related to its operating activities during the current periods.  Management uses the non-GAAP information above internally, and has disclosed it to investors, based on its belief that the information provides additional, valuable information relating to its operating results in light of its business strategies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors.  For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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Cascade Financial - 2Q07 Results
July 24, 2007

CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts)	June 30, 2007	March 31, 2007	Change	June 30, 2006	Change
(Unaudited)
Interest income	$23,789	$22,631	5%	$20,249	17%
Interest expense	12,798	12,354	4%	10,561	21%
Net interest income	10,991	10,277	7%	9,688	13%
Provision for loan losses	250	250	0%	300	-17%
Net interest income after provision for loan losses	10,741	10,027	7%	9,388	14%
Other income
Gain on sale of loans	33	88	-63%	42	-21%
Checking fees	960	874	10%	862	11%
Service fees	275	254	8%	360	-24%
Fair value gains/(losses)	138	515	-73%	-	NA
Gain/(loss) on sale of securities	(459)	-	NA	-	NA
Gain/(loss) on FHLB advances	569	-	NA	-	NA
Bank owned life insurance	200	195	3%	191	5%
Other	118	125	-6%	118	0%
Total other income	1,834	2,051	-11%	1,573	17%

Total income	12,575	12,078	4%	10,961	15%

Compensation expense	3,391	3,305	3%	3,092	10%
Other operating expenses	3,107	3,050	2%	2,868	8%
Option expense	50	68	-26%	76	-34%
Total other expense	6,548	6,423	2%	6,036	8%

Net income before provision for income tax	6,027	5,655	7%	4,925	22%

Provision for income tax	2,044	1,890	8%	1,598	28%

Net income	$3,983	$3,765	6%	$3,327	20%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.33	$0.31	6%	$0.28	18%
Earnings per share, diluted	$0.32	$0.30	7%	$0.27	19%

Weighted average number of shares outstanding
Basic	12,055,278	12,103,616		12,058,708
Diluted	12,305,667	12,388,245		12,370,324

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Cascade Financial - 2Q07 Results
July 24, 2007

INCOME STATEMENT	Six Months Ended
(Dollars in thousands except per share amounts)	June 30, 2007	June 30, 2006	Change
(Unaudited)
Interest income	$46,420	$39,036	19%
Interest expense	25,152	19,827	27%
Net interest income	21,268	19,209	11%
Provision for loan losses	500	550	-9%
Net interest income after provision for loan losses	20,768	18,659	11%
Other income
Gain on sale of loans	121	81	49%
Checking fees	1,834	1,618	13%
Service fees	529	616	-14%
Fair value adjustments	653	-	NA
Gain on sale of securities	(459)	-	NA
Gain on FHLB advances	569	-	NA
Gain/(loss) on sale of real estate	-	(27)	-100%
Bank owned life insurance	395	377	5%
Other	243	232	5%
Total other income	3,885	2,897	34%

Total income	24,653	21,556	14%

Compensation expense	6,696	6,250	7%
Other operating expenses	6,157	5,522	11%
Option expense	118	139	-15%
Total other expense	12,971	11,911	9%

Net income before provision for income tax	11,682	9,645	21%

Provision for income tax	3,934	3,145	25%

Net income	$7,748	$6,500	19%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.64	$0.54	19%
Earnings per share, diluted	$0.63	$0.53	19%

Weighted average number of shares outstanding
Basic	12,075,413	12,038,318
Diluted	12,342,216	12,355,573

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Cascade Financial - 2Q07 Results
July 24, 2007

BALANCE SHEET			Three Month		One Year
(Dollars in thousands except per share amounts)	June 30, 2007	March 31, 2007	Change	June 30, 2006	Change
(Unaudited)
Cash and due from banks	$21,040	$20,696	2%	$25,699	-18%
Interest bearing deposits	30,075	22,451	34%	11,057	172%

Securities held-to-maturity	83,938	84,424	-1%	97,858	-14%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Securities available-for-sale	74,450	76,569	-3%	136,380	-45%
Securities available-for-trading	46,784	68,579	-32%	-	NA
Total securities	217,092	241,492	-10%	246,158	-12%
Loans
Business	453,186	456,234	-1%	433,679	4%
R/E construction	323,417	314,613	3%	213,614	51%
Commercial R/E	110,561	117,524	-6%	139,178	-21%
Multifamily	12,727	29,646	-57%	40,007	-68%
Home equity/consumer	27,545	27,148	1%	29,977	-8%
Residential	92,667	95,796	-3%	101,063	-8%
Total loans	1,020,103	1,040,961	-2%	957,518	7%
Deferred loan fees	(3,586)	(3,524)	2%	(3,442)	4%
Allowance for loan losses	(11,097)	(11,170)	-1%	(10,738)	3%
Loans, net	1,005,420	1,026,267	-2%	943,338	7%
Premises and equipment	13,916	13,777	1%	12,023	16%

Bank owned life insurance	18,309	18,139	1%	17,637	4%
Other assets	13,845	13,983	-1%	12,413	12%
Goodwill and intangibles	25,290	25,325	0%	26,044	-3%

Total assets	$1,344,987	$1,382,130	-3%	$1,294,369	4%

Deposits
Personal checking accounts	$61,125	$59,475	3%	$51,330	19%
Business checking accounts	77,810	75,440	3%	72,350	8%
Savings and money market accounts	301,923	292,726	3%	268,321	13%
Certificates of deposit	457,050	461,032	-1%	453,710	1%
Total deposits	897,908	888,673	1%	845,711	6%
FHLB advances	197,000	195,999	1%	233,000	-15%
FHLB advances, at fair value	-	46,724	-100%	-	0%
Securities sold under agreement to repurchase	95,728	95,719	0%	70,995	35%
Other liabilities	11,358	12,571	-10%	11,171	2%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0%	24,970	-38%
Jr. Sub. Deb. (Trust Preferred Securities) at fair value	11,843	12,012	-1%	-	NA

Total liabilities	1,229,302	1,267,163	-3%	1,185,847	4%

Stockholders' equity
Common stock and paid in capital	40,074	39,919	0%	38,894	3%
Retained earnings	76,792	75,725	1%	73,529	4%
Accumulated comprehensive loss	(1,181)	(677)	74%	(3,901)	-70%
Total stockholders' equity	115,685	114,967	1%	108,522	7%

Total liabilities and stockholders' equity	$1,344,987	$1,382,130	-3%	$1,294,369	4%

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Cascade Financial - 2Q07 Results
July 24, 2007

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2007	Mar 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Return on equity	13.76%	13.31%	12.42%	13.54%	12.23%
Return on tangible equity	17.55%	16.96%	16.41%	17.26%	16.21%
Return on average assets	1.15%	1.13%	1.05%	1.14%	1.05%
Efficiency ratio	51.06%	52.10%	53.60%	51.57%	53.89%
Net interest margin	3.37%	3.26%	3.24%	3.32%	3.27%

	Quarter Ended		Quarter Ended		Quarter Ended
AVERAGE BALANCES	June 30, 2007		Mar 31, 2007		June 30, 2006
(Unaudited) (Dollars in Thousands)
Average assets	$1,383,852		$1,351,906		$1,266,941
Average earning assets	1,307,036		1,279,589		1,197,887
Average total loans	1,031,697		1,027,127		941,275
Average deposits	903,888		853,647		811,506
Average equity	116,110		114,728		107,161
Average tangible equity	90,799		88,787		81,098

EQUITY ANALYSIS	June 30, 2007		Mar 31, 2007		June 30, 2006
Total equity	$115,685		$114,967		$108,522
Less: goodwill and intangibles	25,290		25,325		26,044
Tangible equity	$90,395		$89,642		$82,478

Common stock outstanding	12,015,411		12,107,685		12,068,200
Book value per common share	$9.63		$9.50		$8.99
Tangible book value per share	$7.52		$7.40		$6.83

Capital/asset ratio (inc. Jr. Sub. Deb.)	10.63%		10.31%		10.31%
Capital/asset ratio (Tier 1, inc. Jr. Sub. Deb.)	9.01%		8.68%		8.78%
Tangible cap/asset ratio (ex. Jr. Sub. Deb.)	6.85%		6.61%		6.50%

ASSET QUALITY	June 30, 2007		Mar 31, 2007		June 30, 2006
Nonperforming loans (NPLs)	$955		$953		$392
Nonperforming loans/total loans	0.09%		0.09%		0.04%
Net loan charge-offs (recoveries) in the quarter	$75		$68		$71
Net charge-offs/total loans	0.01%		0.01%		0.01%

Allowance for loan losses	$11,097		$11,170		$10,738
Plus: allowance for off-balance sheet loan commitments	$249		$-		$-
Total allowance for loan losses
and off-balance sheet loan commitments	$11,346		$11,170		$10,738
Allowance for loan losses/total loans (including
allowance for off-balance sheet loan commitments)	1.11%		1.07%		1.12%
Allowance for loan losses/nonperforming loans	1162%		1172%		2739%
Real estate/repossessed assets owned	$-		$-		$-
Nonperforming assets	$955		$953		$392
Nonperforming assets/total assets	0.07%		0.07%		0.03%

INTEREST SPREAD ANALYSIS	June 30, 2007		Mar 31, 2007		June 30, 2006
Yield on loans	7.93%		7.78%		7.34%
Yield on investments	4.81%		4.67%		4.62%
Yield on earning assets	7.30%		7.17%		6.76%

Cost of deposits	4.07%		3.99%		3.38%
Cost of FHLB advances	4.44%		4.81%		4.60%
Cost of other borrowings	2.35%		1.93%		2.28%
Cost of jr. sub. debentures	7.74%		7.82%		8.09%
Cost of interest-bearing liabilities	4.39%		4.38%		3.94%

Net interest spread	2.91%		2.79%		2.82%
Net interest margin	3.37%		3.26%		3.24%

Note:  Transmitted on Business Wire at 1:00 p.m., PDT on July 24, 2007.